Filed Pursuant to Rule 424(b)(3)

Registration No. 333-224357

Registration No. 333-224357-02

PROSPECTUS SUPPLEMENT NO. 2 TO PROSPECTUS DATED September 20, 2019

CNOOC Finance (2013) Limited

(incorporated in the British Virgin Islands)

US$1,000,000,000 2.875% Guaranteed Notes due 2029

US$500,000,000 3.300% Guaranteed Notes due 2049

unconditionally and irrevocably guaranteed by

CNOOC Limited

(incorporated with limited liability in Hong Kong)

This Prospectus Supplement No. 2 supplements and amends our prospectus dated September 20, 2019 (the “Prospectus”), as supplemented by our prospectus supplement dated September 25, 2019 (the “Prospectus Supplement No. 1”), relating to the US$1,000,000,000 aggregate principal amount of 2.875% Guaranteed Notes due 2029 (the “2029 Notes”) and US$500,000,000 aggregate principal amount of 3.300% Guaranteed Notes due 2049 (the “2049 Notes”, together with the 2029 Notes, the “Notes”) to be issued by CNOOC Finance (2013) Limited and unconditionally and irrevocably guaranteed by CNOOC Limited (the “Guarantees”).

This prospectus supplement is being filed to supplement and update certain information contained on the cover of the Prospectus Supplement No. 1 and in the sections entitled “Summary” and “Underwriting (Conflicts of Interest)” in the Prospectus Supplement No. 1. This prospectus supplement should be read in conjunction with the Prospectus, the Prospectus Supplement No. 1 and any other amendments or supplements thereto, which are to be delivered with this prospectus supplement, and is qualified by reference to the Prospectus and the Prospectus Supplement No. 1, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus and the Prospectus Supplement No. 1, including any amendments or supplements thereto.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-10 of the Prospectus Supplement No. 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or the Guarantees or determined if the Prospectus, the Prospectus Supplement No. 1 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 27, 2019.

The following information supplements and updates the information contained in the Prospectus and the Prospectus Supplement No. 1. All references to page numbers are to page numbers in the Prospectus Supplement No. 1.

(1) The Calculation of Registration Fee table is hereby superseded and replaced by the following:

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
2.875% Guaranteed Notes due 2029	US$1,000,000,000	99.432%	US$994,320,000	US$120,511.58
3.300% Guaranteed Notes due 2049	US$500,000,000	100.000%	US$500,000,000	US$60,600.00

(1)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees of CNOOC Limited in connection with the above debt securities.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2) The table on the cover of the Prospectus Supplement No. 1 is hereby superseded and replaced by the following:

	Public Offering Price(1)		Underwriting Discount		Proceeds to the Issuer (Before Expenses)(1)
Per 2029 Note		99.432%		0.1446667%		99.2873333%
Total	US$	994,320,000	US$	1,446,667	US$	992,873,333
Per 2049 Note		100.000%		0.1446667%		99.8553333%
Total	US$	500,000,000	US$	723,333	US$	499,276,667

Note:

(1)	Plus accrued interest, if any, from September 30, 2019.

(3) The “Issue Price” on page S-2 of the Prospectus Supplement No. 1 is hereby superseded and replaced by the following:

Issue Price

2029 Notes: 99.432% of principal amount, plus accrued interest, if any, from September 30, 2019, to the issue date.

2049 Notes: 100.000% of principal amount, plus accrued interest, if any, from September 30, 2019, to the issue date.

(4) The fourth paragraph on page S-25 of the Prospectus Supplement No. 1 is hereby superseded and replaced by the following:

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

	Paid By Us
Per 2029 Note		0.1446667%
Per 2049 Note		0.1446667%

Total	US$	2,170,000

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